Exhibit 12


                              COMPUTATION OF RATIOS
                                 (in thousands)


                                                                                    Fiscal Year Ending
                                                                              -------------------------------
                                                                                2001       2000       1999
                                                                                ----       ----       ----
Income from continuing operations before income taxes                           $18,737     $5,700   $35,291
Minority Interest and Equity in loss of unconsolidated affiliate                  5,592      3,190        49
Fixed Charges                                                                    14,736     18,632    20,226
Total Earnings                                                                  $39,065    $27,522   $55,566
Earnings to Fixed Charges (1)                                                    2.65:1     1.48:1    2.75:1


(1) Calculated by dividing the sum of income from continuing operations, Minority Interest, Equity in loss of unconsolidated affiliate and fixed charges by fixed charges. Fixed charges represent total interest expense including amortization of debt expense.